Exhibit 2.1

STOCK PURCHASE AGREEMENT

Dated as of November 7, 2005

among

LEADCLICK HOLDING COMPANY, LLC,

FIRST ADVANTAGE CORPORATION,

ROBERT AFSHAR,

and

RAABOOM LLC

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (as the same may be amended, modified and supplemented from time to time, this “Agreement”) is entered into as of November 7, 2005 by and among LeadClick Holding Company, LLC, a Delaware limited liability company (“Buyer”), First Advantage Corporation, a Delaware corporation, (“Parent”), Robert Afshar, an individual residing in the State of Nevada (“Seller”), and RaaBoom LLC, a Delaware limited liability company (“RaaBoom”). Buyer and Seller are each referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H :

WHEREAS, Seller owns 10,000 shares of common stock, without par value (the “Common Stock”), of LeadClick Media, Inc., a California corporation (the “Company”), which constitutes all the issued and outstanding equity capital of the Company;

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all the Common Stock of the Company pursuant to the terms and conditions of this Agreement;

WHEREAS, it is the intention of the Parties that, upon the consummation of the transactions contemplated in this Agreement, Buyer shall own seventy-five percent (75%) of the issued and outstanding shares of Common Stock of the Company, as delineated on Schedule 2.3(b) hereto;

WHEREAS, upon the consummation of the transactions contemplated in this Agreement, Seller shall contribute the remaining twenty-five percent (25%) of the issued and outstanding shares of Common Stock of the Company to RaaBoom in accordance with the Operating Agreement of RaaBoom LLC, dated November 4, 2005 (the “Operating Agreement”); and

WHEREAS, it is the intention of the Parties that, upon the consummation of the transactions contemplated in this Agreement, Buyer shall have the exclusive right and obligation to purchase the remaining twenty-five percent (25%) of the issued and outstanding shares of Common Stock, as delineated on Schedule 2.3(d) hereto, from RaaBoom pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

SECTION 1.

DEFINITIONS AND INTERPRETATIONS

1.1 Defined Terms. In this Agreement, the following words and expressions shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Purchase Price” has the meaning set forth in Section 4.2(a)(v).

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“Adjustment Amount” has the meaning set forth in Section 4.3(b).

“Affiliate” or “Affiliation” means, with respect to any Person, any other Person directly or such Person, whether through the ownership of voting securities, by Contract or otherwise indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies thereof.

“Additional 25% Shares” has the meaning provided in Section 2.3(d).

“Agreement” has the meaning provided in the introductory paragraph.

“Agreed Claims” has the meaning provided in Section 8.3(d).

“Average Price” has the meaning provided in Section 4.2(a)(iii).

“Balance Sheet Date” means September 30, 2005.

“Basket” has the meaning provided in Section 8.2(d).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in San Francisco, California or St. Petersburg, Florida are required to be closed for regular banking business.

“Buyer” has the meaning provided in the introductory paragraph.

“Buyer Indemnified Party” has the meaning provided in Section 8.2(a).

“Calculation Period” has the meaning provided in Section 4.3(a).

“Certificate” has the meaning provided in Section 8.3(a).

“Claims for Losses” has the meaning provided for in Section 8.3(c).

“Class A Preferred Stock” has the meaning provided in the second recital.

“Class B Preferred Stock” has the meaning provided in the third recital.

“Closing” has the meaning provided in Section 4.4.

“Closing Date” has the meaning provided in Section 4.4.

“Closing Statement” has the meaning provided in Section 4.2(b).

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“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Contract” means any contract, agreement, understanding, note, bond, mortgage, indenture, guarantee, license, franchise, commitment, lease or instrument, whether oral or written, including all amendments thereto.

“Common Stock” has the meaning provided in the first recital.

“Company” has the meaning provided in the first recital.

“Company Balance Sheet” means the audited prepared balance sheet of the Company as of the Balance Sheet Date.

“Company Financial Statements” means the Company’s (i) audited balance sheets and statements of operations, cash flows and changes in shareholders’ equity for and as of the annual period ended December 31, 2004, and (ii) reviewed but unaudited balance sheets and statements of operations, cash flows and changes in shareholders’ equity for the nine months period ended September 30, 2005, together with any explanatory notes thereto.

“Company Intellectual Property” shall mean all Intellectual Property owned by the Company or used in connection with the business of the Company.

“Current EBITDA Period” has the meaning provided in Section 4.2(a)(v)(A).

“Down-time” has the meaning provided in Section 2.15(n).

“EBITDA” has the meaning provided in Section 4.2(a)(vi).

“Employee Benefit Plan” has the meaning provided in Section 2.19(a).

“Employment Agreement” means the Employment Agreement, to be entered into by and among Seller and the Company, in substantially the form attached hereto as Exhibit A.

“Encumbrances” means all liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements and any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

“Entity” means any Person that is not a natural person.

“ERISA” has the meaning provided in Section 2.19(a)

“Exercise Period” has the meaning provided in Section 4.2(a)(iv).

“FADV Shares” has the meaning provided in Section 4.2(a)(iii).

“First Calculation Period” has the meaning provided in Section 4.3(a).

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“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hart-Scott-Rodino” has the meaning provided in Section 3.7.

“Indebtedness” of any Person shall mean and include (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) amounts owing as deferred purchase price for the transactions contemplated herein, including all shareholders’ notes and “earn-out” payments; (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (d) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (e) indebtedness secured by an Encumbrance on assets or properties of such Person; (f) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties; (g) obligations under any interest rate, currency or other hedging agreement; or (h) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (g) above.

“Indemnified Party” has the meaning provided in Section 8.3(a).

“Indemnifying Party” has the meaning provided in Section 8.3(a).

“Intellectual Property” means all domestic and foreign patents, patent applications, trademarks, and service marks, trademark and service mark registrations and applications for registrations thereof, copyright registrations and applications for registration thereof, Internet domain names, applications and reservations therefor, uniform resource locators (“URLs”) and the Internet sites (collectively, the “Sites”) corresponding thereto, computer software programs necessary to operate the business of the Company as of Closing Date (other than “off-the-shelf” software widely available through regular commercial distribution channels) trade secrets, inventions (whether or not patentable), customer lists, corporate and business names, trade names, brand names, and other proprietary information or material of any type, whether written or unwritten (and all goodwill associated with, and all derivatives, improvements and refinements of, any of the foregoing).

“IRS” means the Internal Revenue Service.

“Investor Questionnaire” means the Investor Questionnaire certifying that Seller is an accredited investor as set forth in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, and/or any applicable state “blue sky” laws, in substantially the form attached hereto as Exhibit B.

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“Licenses” has the meaning provided in Section 2.17.

“Losses” has the meaning provided in Section 8.2(a)

“Material Adverse Effect” means, with respect to any Person, a material adverse change in or effect on (a) the validity or enforceability of this Agreement, (b) the ability of such Person to perform his or its obligations under this Agreement or any Related Document to which such Person is a party, or (c) the business, assets, conditions (financial or otherwise), or results of operations of such Person, but shall exclude any such effect proximately caused by (i) general economic or securities or financial market conditions (including changes in interest rates), (ii) any occurrence or condition generally affecting any segment of the Internet marketing or advertising industry in which the Company competes, and (iii) the announcement, or other disclosure, of the Transaction (to the extent such announcement of disclosure is not effected in contravention of any term of this Agreement) or the consummation of the Transaction (including compliance by such Person with its covenants hereunder).

“Minimum Working Capital” has the meaning provided in Section 4.3.

“NASDAQ” means the NASDAQ national market system.

“Non-Competition Agreement” means the Non-Competition Agreement and Non-Solicitation Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit C.

“Off-the-Shelf-Licenses” has the meaning provided in Section 2.15(b).

“Original 75% Shares” has the meaning provided in Section 2.3(b).

“Ordinary Course” means, with respect to any Person, the ordinary course of commercial operations customarily engaged in by such Person, consistent with past practices (including with respect to quantity and frequency).

“Overlap Period” has the meaning provided in Section 9.1(a).

“Parent” has the meaning provided in the introductory paragraph.

“Party” or “Parties” has the meaning provided in the introductory paragraph.

“Permitted Encumbrances” has the meaning provided in Section 2.7.

“Person” means and includes any individual, partnership, joint venture, association, joint stock company, corporation, trust, limited liability company, unincorporated organization, a group and a government or other department, agency or political subdivision thereof.

“Post-Closing Period” has the meaning provided in Section 9.1 (a).

“Pre-Closing Period” has the meaning provided in Section 2.13(b).

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“Promissory Note” means the promissory note between Buyer and Seller in the form attached hereto at Exhibit D.

“Purchase Price” has the meaning provided in Section 4.2(a).

“Registered” or “Registration” has the meaning provided in Section 2.15(a).

“Registered Stock” has the meaning provided in Section 3.7.

“Registration Statement” has the meaning provided in Section 3.7.

“Related Documents” has the meaning provided in Section 6.2(f).

“SEC” has the meaning provided in Section 3.7.

“Second Calculation Period” has the meaning provided in Section 4.3(a).

“Seller” has the meaning provided in the introductory paragraph.

“Seller Indemnified Party” has the meaning provided in Section 8.3(c)(ii).

“Shareholders’ Agreement” means the Shareholders’ Agreement to be entered into by and among Buyer, Seller, and the Company, in substantially the form attached hereto as Exhibit F.

“Special Accountants” has the meaning provided in Section 4.2(a)(ix).

“Stock” has the meaning provided in the fourth recital.

“Subordination Agreement” means the Subordination Agreement to be entered into by and among Buyer, Seller, and Bank of America, in substantially the form attached hereto as Exhibit E.

“Subsidiary” means, with respect to any Person, (a) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person, and (b) any Entity (other than a corporation) in which such Person and/or one more Subsidiaries of such Person has more than a fifty percent (50%) equity interest at the time or otherwise controls the management and affairs of such Entity (including the power to veto any material act or decision).

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental

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charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person.

“Tax Returns” has the meaning provided in Section 2.13(a).

“Trading Day” has the meaning provided in Section 4.2(a)(iii).

“Transaction” means the purchase of the Common Stock of the Company and the other transactions contemplated by this Agreement and the Related Documents.

“VEBAs” has the meaning provided in Section 2.19(a).

“Working Capital” has the meaning provided in Section 4.3.

“Working Capital Assets” has the meaning provided in Section 4.3.

“Working Capital Liabilities” has the meaning provided in Section 4.3.

1.2 Principles of Construction.

(a) All references to Sections, subsections, Schedules and Exhibits are to Sections, subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.”

(b) All accounting terms not specifically defined herein shall be construed in accordance with GAAP, unless otherwise stated.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) The Section headings herein are for convenience only and shall not affect the construction hereof.

(e) In the event that the final day of any time period provided herein does not fall on a Business Day, such time period shall be extended such that the final day of such period shall fall on the next Business Day thereafter.

(f) This Agreement is the result of negotiations between the Parties and has been reviewed by each Party’s counsel. Accordingly, this Agreement shall not be construed against any Party merely because of such Party’s involvement in its preparation.

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(g) It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits hereto is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules or Exhibits hereto in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not material for purposes of this Agreement.

SECTION 2.

REPRESENTATIONS OF SELLER

Except as set forth on the Schedule of Exceptions, attached hereto as Exhibit G, which has been delivered to Buyer prior to Buyer’s execution hereof, Seller hereby represents, warrants and agrees in favor of Buyer and Parent, as of the date of this Agreement (unless a representation speaks of a specific date, in which case, as of such date), as follows:

2.1 Existence and Good Standing; Binding Effect; Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified and/or licensed to conduct its business, and is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Seller has delivered to Buyer true and correct copies of the articles of incorporation and bylaws (or equivalent organizational documents) of the Company. Neither the Company nor Seller is in violation of any of the provisions of the articles of incorporation or bylaws (or equivalent organizational documents) of the Company.

2.2 Capacity; Binding Effect. Seller has the legal capacity and full right and authority to enter into this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by Seller, and constitutes his valid and binding agreement, enforceable against him in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

2.3 Capitalization; Power.

(a) The authorized capital stock of the Company consists of 10,000 shares of Common Stock, without par value, all of which are issued and outstanding. All issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. Except as described above, no shares of capital stock of the Company are authorized, issued, outstanding or reserved for issuance.

(b) Seller has full legal right, power and authority to sell, assign, transfer and convey the number of shares of Common Stock set forth opposite his name on Schedule 2.3(b) to Buyer pursuant to this Agreement (the “Original 75% Shares”). Seller (i) owns the Original 75%

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Shares and (ii) is the sole and lawful owner, beneficially and of record, of such Original 75% Shares, free and clear of all Encumbrances.

There are no outstanding options, warrants, rights (preemptive or otherwise), calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character (contingent or otherwise) providing for the purchase, issuance, redemption, transfer or sale of any interest in the Company or its business, and none of the foregoing will arise as a result of the execution or performance of this Agreement or the transactions contemplated herein. There are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Company, except as contemplated in connection with the Transaction. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company, except as contemplated in connection with the Transaction. The Company does not have any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of the Company on any matter. There are no Contracts to which the Company is a party or by which any such Person is bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Company or any other Person or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company or any other Person.

(c) At the Closing, Seller will transfer to Buyer good and marketable title to the Original 75% Shares, free and clear of all Encumbrances. Immediately following the Closing, Buyer will own seventy-five percent (75%) of the issued and outstanding capital stock of the Company.

(d) Seller has full legal right, power and authority to contribute the number of shares of Common Stock set forth opposite his name on Schedule 2.3(d) to RaaBoom in accordane with the Operating Agreement, such shares representing the remaining twenty-five percent (25%) of the issued and outstanding capital stock of the Company not included among the Original 75% Shares (the “Additional 25% Shares”). Upon the Closing and simultaneous contribution of the Additional 25% Shares to RaaBoom, RaaBoom shall have full legal right, power and authority to sell, assign, transfer and convey the Additional 25% Shares to Buyer pursuant to this Agreement. Seller (i) owns the Additional 25% Shares and (ii) is the sole and lawful owner, beneficially and of record, of such Additional 25% Shares, free and clear of all Encumbrances. Upon the Closing and simultaneous contribution of the Additional 25% Shares to RaaBoom, RaaBoom shall (i) own the Additional 25% Shares and (ii) be the sole and lawful owner, beneficially and of record, of such Additional 25% Shares, free and clear of all Encumbrances

2.4 Subsidiaries and Investments. The Company has no Subsidiaries. Except as set forth on Schedule 2.4, Seller has no direct or indirect ownership interest in any other corporation, limited liability company, partnership, joint venture, firm, association or business enterprise. Except as set forth on Schedule 2.4, Seller has no Affiliation with any other company.

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2.5 Financial Statements.

(a) Schedule 2.5(a) contains accurate and complete copies of each of the Company Financial Statements. Each of the Company Financial Statements has been prepared in accordance with GAAP; provided that unaudited Company Financial Statements may not contain all footnotes required by GAAP and are subject to certain non-material year-end adjustments, as set forth on Schedule 2.5(a). The Company Financial Statements fairly present, in all material respects, the financial position of the Company at the dates thereof and each of the statements of income, shareholders equity and cash flows fairly present, in all material respects, the results of the operations of the Company and the changes in cash flows of the Company for the periods indicated therein. The assets reflected on the Company Balance Sheet and the Intellectual Property represent substantially all of the assets necessary for the maintenance and operation of the business of the Company substantially in the manner in which such business is presently being conducted.

(b) Since the Balance Sheet Date, there has been no material change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations, of the Company whether as a result of any legislative or regulatory change, revocation of any License or right to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except for changes due to the normal operations of the Company’s businesses in the Ordinary Course.

2.6 Books and Records. Except as set forth on Schedule 2.6, the minute books of the Company contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent), the shareholders and boards of directors of the Company. Except as set forth on Schedule 2.6, the Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

2.7 Title to Properties; Encumbrances. Except for properties and assets sold or otherwise disposed of in the Ordinary Course, the Company has good, valid and marketable title to or, in the case of leased assets, a valid leasehold interest in, (a) all of the properties and assets (real and personal, tangible and intangible) reflected in the Company Balance Sheet, and (b) all of the properties and assets purchased by the Company since the Balance Sheet Date, in each case free and clear of all Encumbrances, except for (i) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property in the operation of its business and (ii) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent (Encumbrances of the type described in clauses (i) and (ii) above are hereinafter sometimes referred to as “Permitted Encumbrances”). The Company owns or has the right to use all of the tangible personal properties and assets necessary for the conduct of its business as currently conducted. All of the tangible personal property used in the business of the Company is in good operating condition and repair, ordinary wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used.

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2.8 Real Property. Except as set forth on Schedule 2.8, the Company does not own, directly or indirectly, in whole or in part, any interest in any real property.

2.9 Leases. Schedule 2.9 contains an accurate and complete list of each real and personal property lease to which the Company is a party (as lessee or lessor). Each real and personal property lease to which the Company is a party (as lessee or lessor) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Common Stock hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default under such lease. The Company has not violated any of the terms or conditions under any such lease in any material respect, and all of the covenants to be performed by any other party under any such lease have been fully performed. The tangible personal property leased by the Company is in a state of good maintenance and repair, reasonable wear and tear excepted. Seller has delivered to Buyer true and complete copies, including all amendments, of each such lease.

2.10 Material Contracts.

(a) Except as set forth on Schedule 2.10(a), the Company is not bound by any material oral or written (i) Contract relating to the employment of any Person or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan (including any Contract under which the Company is obligated to make any payment to any Person as a result of a change in control of the Company or under which any Person may require the Company to make a payment to any Person as a result of a change in control of the Company); (ii) Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of the Company’s capital stock; (iii) Contract relating to capital expenditures in excess of Fifty Thousand US Dollars (US$50,000) per individual item or One Hundred Thousand US Dollars (US$100,000) in the aggregate; (iv) Contract involving Indebtedness of the Company; (v) loan or advance to, or investment in, any Person or any Contract relating to the making of any such loan, advance or investment; (vi) guarantee or other contingent liability in respect of any Indebtedness or obligation of any Person; (vii) management service, consulting or any other similar type contract or arrangement; (viii) Contract limiting the ability of the Company to engage in any line of business or to compete with any Person; (ix) Contract which by its termination would have a Material Adverse Effect on the Company; (x) Contract not entered into in the Ordinary Course which is not cancelable without penalty within thirty (30) days; (xi) Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute; (xii) lease; or (xiii) Contract with any customer listed (or required to be listed) on Schedule 2.10(b)

(b) Except as set forth on Part 1 of Schedule 2.10(b), the Company is not a party to any Contract or Contracts with any customer that accounts for more than one percent (1%) of the total sales of the Company during the period commencing on January 1, 2005 through June 30, 2005. Set forth on Part 2 of Schedule 2.10(b) is a true and complete list of all suppliers of the

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Company to whom the Company pays more than One Hundred Thousand US Dollars (US$100,000) per year based upon tax year 2004. The relationships of the Company with each such customer and supplier are good commercial working relationships, and except as set forth on Schedule 2.10(b) no such customer or supplier has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company. The Company has not received any notice that any such customer or supplier may cancel or otherwise materially and adversely modify its relationship with the Company or limit its services, supplies or materials to the Company or its usage or purchase of the services and products of the Company either as a result of the transactions contemplated hereby or otherwise.

(c) Each Contract set forth (or required to be set forth) on Schedule 2.10(a) and Schedule 2.10(b) is in full force and effect and there exists no (i) material default or event of default by the Company or any other party to any such Contract, or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Company or any other party thereto. The Company has not violated any of the material terms or conditions of any Contract set forth (or required to be set forth) on Schedule 2.10(a) or Schedule 2.10(b) and all of the covenants to be performed by any other party thereto have been fully performed in all material respects.

2.11 Restrictive Documents. Except as set forth on Schedule 2.11, to the knowledge of Seller, neither Seller nor the Company is subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, Contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which would (a) have a Material Adverse Effect on the Company; (b) prevent the purchase and sale of the Common Stock or the consummation of the transactions contemplated by this Agreement or the other Related Documents; (c) restrict the ability of the Company to acquire any property or conduct any business in any area; or (d) restrict the ability of the Company to make distributions or pay dividends to its shareholders.

2.12 Litigation. The Company is not subject to any action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding, upon which there has been actual or constructive service, or notice of, by or before (or to the knowledge of Seller or the Company any investigation by) any Governmental Entity or other instrumentality, agency or Person, pending, or, except as set forth on Schedule 2.12, to the knowledge of Seller or the Company, threatened, against or affecting either Seller, the Common Stock, the Company, or any of their respective properties or rights, and to the knowledge of Seller or the Company, no fact or circumstance exists that would reasonably form the basis therefor. Neither Seller nor the Company is subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a Material Adverse Effect on the Company.

2.13 Taxes.

(a) Tax Returns. The Company has timely filed or caused to be timely filed with the appropriate taxing authorities all tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information tax returns) for Taxes (“Tax

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Returns”) that are required to be filed by, or with respect to, the Company on or prior to the Closing Date.

(b) Payment of Taxes. All Taxes and Tax liabilities shown on all Tax Returns filed by the Company for all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the day prior to the Closing Date (“Pre-Closing Period”) have been timely paid or will be timely paid in full on or prior to the Closing Date or accrued and adequately disclosed and fully provided for in accordance with GAAP either on the Company Balance Sheet, or with respect to Taxes due after the Balance Sheet Date will be estimated in accordance with GAAP, on the books and records of the Company made available to the Buyer.

(c) Other Tax Matters.

(i) The Company (A) has not entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company, (B) is not presently contesting the Tax liability of the Company before any court, tribunal or agency, (C) has not granted a power-of-attorney relating to Tax matters to any person, and (D) has not applied for and/or received a ruling or determination from a taxing authority regarding a past or prospective transaction of the Company.

(ii) The Company has not been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

(iii) All Taxes which any of Seller or the Company are (or were) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable as of the Closing Date.

(iv) The Company has not applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code; neither the Company nor Seller has knowledge that the IRS has proposed or purported to require any such adjustment or change in accounting method.

(v) There are no material security interests, other than Permitted Encumbrances, on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes.

(vi) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

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(vii) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(viii) There is no excess loss account (within the meaning of Treasury Regulations Section 1.1502-19 with respect to the stock of the Company) that will or may result in the recognition of income upon the consummation of the transactions contemplated by this Agreement, and there are no other transactions or facts existing with respect to the Company that by reason of the consummation of the transactions contemplated by this Agreement will result in the Company recognizing income.

2.14 Insurance. Set forth on Schedule 2.14 is an accurate and complete list of each insurance policy (including self-insurance) relating to the Company or its businesses, properties, assets or employees. Such policies are in full force and effect and no notice of termination of such policies has been received by the Company. The Company maintains insurance relating to such assets, properties, business, operations, employees, officers and directors which is reasonable for a company of its size and the industries in which it operates.

2.15 Intellectual Property.

(a) Schedule 2.15(a) sets forth each and every component of Company Intellectual Property that is either (i) necessary or material to the Company to conduct its business as and where conducted as of the Closing Date, or (ii) officially registered, filed or issued in or by any official governmental or other recognized authority for such purposes (“Registered” or “Registration” according to the context) or the subject of an application for such Registration. For each component that is Registered, or the subject of an application for Registration filing, Schedule 2.15(a) sets forth the applicable jurisdiction.

(b) Schedule 2.15(b) sets forth each and every component of Company Intellectual Property licensed by the Company as licensee and used or held by the Company for use in its respective business, together with the (i) owner (and licensor, if different), (ii) the licensee (and any third party beneficiaries), (iii) the jurisdiction(s) where licensed for use, (iv) the fees and royalties payable thereunder and (v) the license listed by date and earliest expiry, with respect to each such component, except for components licensed pursuant to “shrink-wrap,” “click-wrap” and similar publicly available commercial object code end user licenses (“Off-the-Shelf-Licenses”).

(c) The Company Intellectual Property set forth on Schedules 2.15(a), (b) and (c) includes (i) all Intellectual Property that is necessary or material to the Company to conduct its business as and where conducted on the Closing Date and (ii) all Intellectual Property owned by the Company which is Registered.

(d) The Intellectual Property listed on Schedule 2.15(a) has been duly and validly registered in, filed in or issued by, the official governmental registrars and/or issuers (or officially recognized issuers) of patents, trademarks, copyrights or Internet domain names, in the various jurisdictions (countries and states, foreign and domestic) indicated on such Schedules, and except as set forth on Schedule 2.15(d), each such registration, filing and/or issuance (i) has not been abandoned, canceled or otherwise compromised, (ii) has been maintained effective by

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all requisite filings, renewals and payments, and (iii) remains in full force and effect as of the Closing Date.

(e) As of the Closing, copies of all material items of Company Intellectual Property that have been reduced to writing or other tangible form have been made available by the Company to Buyer (including, without limitation, true and complete copies of all related licenses, and amendments and modifications thereto).

(f) Except as set forth on Schedules 2.15(a) and (b) and the Off-the-Shelf-Licenses, the Company is not a third party beneficiary or a party to any license, assignment, joint venture or other agreement with respect to any Intellectual Property. To the extent any Intellectual Property is used under license in the business of the Company, no notice of a material default of such license has been sent or received by the Company which default remains uncured, and the execution, delivery or performance of the Company’s obligations hereunder will not result in such a default. Each such license agreement is a legal, valid and binding obligation of the Company and each of the other parties thereto, enforceable in accordance with the terms thereof and the transactions contemplated by this Agreement will not breach the terms thereof.

(g) Except as set forth on Schedule 2.15(g), the Company owns or is licensed to use, all of the Company Intellectual Property, free and clear of any liens, security interest, options, charges, Encumbrances and other adverse claims, without obligation to pay any royalty or any other fees with respect thereto. To the knowledge of the Company, the Company’s use of the Intellectual Property (including, without limitation, the manufacturing, marketing, licensing, sale or distribution of products and the general conduct and operations of the business of the Company) does not violate, infringe, misappropriate or misuse intellectual property rights of a third party.

(h) Except as set forth on Schedule 2.15(h), there are no actions that must be taken with respect to any Registrations or applications for Registration or payments that must be made by the Company with respect to any Registrations or applications for Registration within 180 days following the Closing Date that, if not taken, will adversely affect any Company Intellectual Property that is Registered or the subject of a pending application for Registration or the right of the Company to use same as and where used as of the Closing Date. The Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Company Intellectual Property that it owns.

(i) Except as set forth on Schedule 2.15(i), the Company has not received any written notice of any claim, or a threat of any claim, from any third party, and, to the knowledge of the Company, no third party claims are pending, (i) challenging the right of the Company to use any Company Intellectual Property or indicating that the failure to take a license would result in such a claim, (ii) alleging any violation, infringement, misuse or misappropriation by the Company of Intellectual Property owned by any third party, or (iii) asserting any opposition, interference, invalidity, termination, abandonment, unenforceability, or other infirmity of any Company Intellectual Property.

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(j) The Company has not made any claim in writing of a violation, infringement, misuse or misappropriation by any third party (including, without limitation, any employee or former employee of the Company) of its rights to, or in connection with, any Intellectual Property, which claim is pending. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, client agreements, service agreements, partner agreements, or license agreements arising in the Ordinary Course.

(k) The Company has secured valid written assignments from all consultants, contractors and employees who contributed to the creation or development of Company Intellectual Property of the rights to such contributions that the Company does not already own by operation of law, except for Off-the-Shelf-Licenses.

(l) The Company has internal policies and has taken reasonable steps to protect and preserve the confidentiality of all trade secrets and other proprietary and confidential information of the Company, including without limitation know-how, source codes, databases, data collections, customer lists, schematics, ideas, algorithms and processes, and the Company has used reasonable measures to restrict use by and/or disclosure of such information to third parties (other than (i) to competent regulators, accountants and counsel, in each instance acting in their professional capacities, or (ii) pursuant to competent judicial or equivalent order) bound by the terms of a written agreement between such third parties and the Company. The Company has not breached any agreements of non-disclosure or confidentiality or, to the knowledge of the Company, is currently alleged or claimed to have done so.

(m) Each of the material computer software products that constitute or embody Company Intellectual Property and that are licensed to end users as part of the business of the Company conforms in all material respects to the specifications thereof, and, with respect to each of such computer software product owned by the Company, the application can be compiled from its associated source code. Schedule 2.15(m) sets forth a list of known material software defects, errors and viruses in such computer software products.

(n) Except as set forth on Schedule 2.15(n) or with respect to regularly scheduled down-time for routine maintenance (collectively, “Down-time”), for the twelve month period prior to the date of this Agreement, the Internet domain names and URLs (as defined in the definition of Intellectual Property) in the Company Intellectual Property direct and resolve to the appropriate Internet protocol addresses and are and have been accessible to Internet users on those certain computers used by the Company to make the Sites (as defined in the definition of Intellectual Property) so accessible substantially twenty-four (24) hours per day, seven (7) days per week and are and have been operational for downloading content from the those certain computers used by the Company to make the Sites so accessible on a substantially twenty-four (24) hours per day, seven (7) days per week basis. The Company has fully operational back-up copies of the Sites (and all related software, databases and other information), made from the current versions of the Sites as accessible to Internet users. Except as set forth on Schedule 2.15(n) and for Down-time, the Company has no reason to believe that the Sites will not operate or will not continue to be accessible to Internet users on substantially a twenty-four (24) hours per day, seven (7) days per week basis prior to, at the time of, and immediately after the Closing Date.

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2.16 Compliance with Laws. The Company is and has been in compliance with all material applicable laws, regulations, orders, judgments and decrees. Neither Seller nor the Company has received any notice or information that any violation of the foregoing is being or may be alleged. Without limiting the generality of the preceding sentence and except as set forth on Schedule 2.16, the Company has not violated any credit reporting, privacy (including the solicitation of customers who have elected under applicable law to prevent the sharing of personal information), data protection, publicity, advertising or similar federal, state or local law of any kind in the United States or any other nation (including the Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq., and including the Can-Spam Act of 2003 ) nor has the Company received notice of any such violation, and the Company is not aware of any facts that would give rise to such a violation.

2.17 Governmental Licenses. The Company and its employees have all governmental licenses (including all necessary private investigator licenses), permits, franchises, approvals, permits and other authorizations of, and have made all registrations and/or filings with, all Governmental Entities (the “Licenses”), necessary to own, lease and operate the properties of the Company and to enable the Company to carry on their respective businesses as presently conducted. Set forth on Schedule 2.17 is a true, accurate and complete list of all Licenses held by the Company. All Licenses held by the Company and its employees are in full force and effect. Each License held by the Company can be renewed or transferred in the Ordinary Course. Any applications for the renewal of any such License which are due prior to the Closing Date will be timely made or filed by the Company prior to the Closing Date. Neither Seller nor the Company has received notice of any proceeding for suspension or revocation of, or similar proceedings with respect to, any such License and no fact or circumstance exists that could form the basis for any such proceedings. No jurisdiction has demanded or requested that the Company qualify or become licensed as a foreign corporation

2.18 Labor Matters. Except as set forth on Schedule 2.18, the Company has been and is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice. No union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. §151 et. seq.) existing or threatened with respect to the operations of the Company. The Company is not subject to or bound by any collective bargaining or labor union agreement applicable to any Person employed by the Company and no collective bargaining or labor union agreement is currently being negotiated by the Company. The Company has not experienced any material labor difficulty or work stoppage during the last three years.

2.19 Employee Benefit Plans.

(a) List of Plans. Set forth on Schedule 2.19(a) is an accurate and complete list of all material written (i) (“Employee Benefit Plans,”) within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”); (ii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, “voluntary employees’ beneficiary associations” (“VEBAs”), under Section 501(c)(9) of the Code, profit-sharing, pension or retirement, deferred compensation, medical, life insurance,

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disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, termination, and severance Contracts or agreements; in each case for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, Contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are exempt from the provisions of ERISA; that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company.

(b) Status of Plans. Each Employee Benefit Plan (including any related trust) complies in form with the requirements of all applicable laws, including ERISA and the Code, and has at all times been maintained and operated in substantial compliance with its terms and the requirements of all applicable laws, including ERISA and the Code, in each case, except to the extent such noncompliance would not result in a material liability. No complete or partial termination of any Employee Benefit Plan subject to Title IV of ERISA has occurred or is expected to occur. The Company has no commitment, intention or understanding to create, modify or terminate any Employee Benefit Plan. No condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan.

(c) No Pension Plans. No Employee Benefit Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Section 302 or Title IV of ERISA. The Company has never maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any “multiple employer plan” (within the meaning of the Code or ERISA) or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(d) Liabilities. The Company does not maintain any Employee Benefit Plan which is a “group health plan” (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, except to the extent such noncompliance would not result in material liability, and the Company is not subject to any material liability, including additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration and operation. No Employee Benefit Plan that is such a group health plan is a “multiple employer welfare arrangement,” within the meaning of Section 3(40) of ERISA. Each Employee Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Employee Benefit Plan meets the requirements of the Code applicable thereto, except to the extent failure to meet such requirements would not result in material liability. The Company does not maintain any Employee Benefit Plan which is an “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) that has provided any “disqualified benefit” (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed.

Except as required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, the Company does not maintain any unfunded Employee Benefit Plan providing for

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post-employment or retiree health, life insurance and/or other medical benefits, and the Company does not have any obligation to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service. The Company does not have any unfunded liabilities pursuant to any Employee Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) not intended to be qualified under Section 401(a) of the Code.

The Company has not incurred any material liability for any tax or excise tax arising under Chapter 43 of the Code, and, to the knowledge of Seller, no event has occurred and no condition or circumstance has existed that could give rise to any such material liability.

There are no actions, suits, claims or disputes pending, or, to the knowledge of Seller or the Company, threatened, anticipated or expected to be asserted against or with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending upon which there has been actual or constructive service, or notice thereof, is threatened, anticipated or expected to be asserted against the Company or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan. To the knowledge of Seller, no Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

(e) Contributions. Full payment has been timely made of all amounts which the Company is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. The Company has made adequate provision for reserves to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Employee Benefit Plan, applicable law or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

(f) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the IRS. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has been determined to be so exempt by the IRS. Each VEBA has been determined by the IRS to be exempt from Federal income tax under Section 501(c)(9) of the Code. Since the date of each most recent determination referred to in this paragraph (f), to the knowledge of Seller, no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust or VEBA.

(g) Transactions. Neither the Company nor any of its directors, officers, managers, employees or other persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle, have engaged in any transaction with respect to any Employee

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Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would reasonably be expected to result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such claim.

(h) Triggering Events. The execution of this Agreement and the consummation of the transactions contemplated hereby, will not (either alone or upon the occurrence of any additional or subsequent event) result in any acceleration, vesting or increase in benefits to any employee or former employee or director or manager of the Company. No Employee Benefit Plan provides for the payment of severance, termination, change in control or similar type payments or benefits.

(i) Documents. Seller has caused the Company to make available to Buyer and its counsel true and complete copies of all material documents in connection with each Employee Benefit Plan, including (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) or 501(c)(9) of the Code; (v) the annual report on IRS Form 5500-series or 990 for each of the last three years for each Employee Benefit Plan required to file such form; (vi) the most recently prepared financial statements for each Employee Benefit Plan for which such statements are required; and (vii) all Contracts relating to each Employee Benefit Plan, including service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and record keeping agreements and collective bargaining agreements.

2.20 No Changes Since Balance Sheet Date. Except as set forth on Schedule 2.20, since the Balance Sheet Date the Company has not (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the Ordinary Course; (b) permitted any of its assets, tangible or intangible, to be subjected to any Encumbrance (other than Permitted Encumbrances); (c) entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) outside the Ordinary Course; (d) has been party to any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) that has been accelerated, terminated, modified or cancelled; (e) sold, leased, assigned, transferred or otherwise disposed of any assets, tangible or intangible, except for fair consideration in the Ordinary Course; (f) made any material capital expenditure or commitment therefor, other than in the Ordinary Course; (g) made any distribution to its shareholders or declared or paid any dividend or made any distribution on any shares of its capital stock (whether in cash or in kind); (h) redeemed, purchased or otherwise acquired any shares of its capital stock; (i) granted or issued any option, warrant or other right to purchase or acquire (including upon conversion, exchange or exercise) any shares of its capital stock; (j) made any bonus or profit sharing distribution or payment of any kind except in the Ordinary

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Course; (k) issued any note, bond, or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligations, or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions); (1) written off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course charged to applicable reserves, none of which individually or in the aggregate is material; (m) delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course; (n) transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Company Intellectual Property; (o) changed or caused to be changed its charter or bylaws (except as contemplated in connection with the Transaction); (p) experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property; (q) entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement; (r) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee, director or officer, except in the Ordinary Course; (s) adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any Company Plan) except as may be required by law or to preserve favorable tax treatment; (t) made any other change in employment terms for any of its directors, officers and employees outside the Ordinary Course; (u) canceled, compromised, waived or released any claims or rights of material value; (v) made or pledged to make any charitable or other capital contribution outside the Ordinary Course; (w) discharged a material liability or Encumbrance outside the Ordinary Course; (x) made any loans or advances of money; (y) been involved in any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course; (z) made any change in any method of accounting or auditing practice; (aa) otherwise conducted its business or entered into any material transaction, except in the Ordinary Course; or (bb) agreed, whether or not in writing, to do any of the foregoing.

2.21 Liabilities. The Company does not have any claims, obligations, liabilities or Indebtedness, whether absolute, accrued, contingent or otherwise, except for (a) claims, obligations, liabilities or Indebtedness set forth in the Company Balance Sheet or specifically disclosed in the footnotes thereto or on the Schedules hereto, and (b) accounts payable to trade creditors and accrued expenses incurred subsequent to the Balance Sheet Date in the Ordinary Course and that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

2.22 Consents and Approvals; No Violations. Except as set forth on Schedule 2.22, the execution and delivery of this Agreement and the other instruments and agreements to be executed and delivered by Seller and/or the Company and the consummation of the transactions contemplated hereby and thereby by Seller and/or the Company will not (a) violate any provision of the articles of incorporation or bylaws (or equivalent organizational documents) of the Company; (b) violate any statute, ordinance, rule, regulation, order or decree of any court or any Governmental Entity applicable to Seller or the Company; (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity; or (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or

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assets of the Company under any of the terms, conditions or provisions of any Contract to which Seller or the Company is a party, or by which they or any of their respective properties or assets may be bound.

2.23 Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of Seller or the Company, other than JMP Securities and KPMG, is, or will be, entitled to any commission or broker’s or finder’s fees from Buyer or any of its Affiliates (including, following the Closing, the Company) in connection with any of the transactions contemplated by this Agreement.

2.24 Copies of Documents. Seller has caused, and will cause, the Company to make available for inspection and copying by Buyer and its advisers, true, complete and correct copies of all documents referred to in this Section 2 and in any Schedule or Exhibit attached hereto.

2.25 Interests in Clients, Suppliers, Etc.; Affiliate Transactions. Except as set forth on Schedule 2.25, no Seller, officer, director, Affiliate or (to the knowledge of Seller) employee of the Company either (a) is, (b) possesses, directly or indirectly, any financial interest (except for holdings of securities of publicly traded companies up to five percent (5%) of such companies) in or (c) is a director, officer, member, manager or employee of, any Person which is a client of, supplier to, customer of, lessor to, lessee of or competitor or potential competitor of the Company. Except as set forth on Schedule 2.25, the Company is not a party to any transaction, agreement, arrangement or understanding with any Affiliate (including Seller), officer, director or employee of the Company, other than confidentiality, non-disclosure or similar agreements. The Company is not indebted to Seller, or any director, officer, employee or agent of the Company (except for amounts due as normal salaries and in reimbursement of ordinary expenses) and no such person is indebted to the Company.

2.26 Bank Accounts and Powers of Attorney. Set forth on Schedule 2.26, as of the date of this Agreement, is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from the Company, including a summary statement of the terms thereof.

2.27 Accounts Receivable. Subject to the allowance for bad debt provided for in the Company Financial Statements, the amount of all accounts receivable, unbilled invoices and other debts due or recorded in the records and books of account of the Company as being due to the Company as at the Closing Date are valid, have been recorded in accordance with GAAP and, to the knowledge of Seller, is expected to be good and collectible in full in the ordinary course of business; and, to the knowledge of Seller, none of such accounts receivable or other debts is, or at the Closing Date, is expected to be, subject to any counterclaim or set-off except to the extent of any such provision or reserve.

2.28 Investor Questionnaire. Seller receiving FADV Shares represents and warrants that the information provided by such Seller on his “Investor Questionnaire” is true, complete and accurate in all respects.

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SECTION 3.

REPRESENTATIONS OF BUYER AND PARENT

Except as set forth on the Schedule of Exceptions, attached hereto as Exhibit H, which has been delivered to Seller prior to Seller’s execution hereof, Buyer and Parent hereby jointly represent, warrant and agree in favor of Seller, as of the date of this Agreement (unless a representation speaks of a specific date, in which case, as of such date), as follows:

3.1 Existence and Good Standing; Binding Effect; Power. Buyer is a limited liability company validly existing and in good standing under the laws of the State of Delaware. Parent is a corporation validity existing and in good standing under the laws of the State of Delaware. Buyer and Parent are duly qualified and/or licensed to conduct their businesses, and are in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Parent has delivered to Seller true and correct copies of its articles of incorporation and bylaws (or equivalent organizational documents) and Buyer has delivered to Seller a true and correct copy of its certificate of formation (or equivalent organizational document). Buyer and Parent are not in violation of any of the provisions of its articles of incorporation or bylaws, or certificate of formation (or equivalent organization documents), as the case may be. This Agreement and each such Related Agreement to which Buyer or Parent is a party has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer or Parent, as the case may be, enforceable against it in accordance with the terms hereof and thereof., except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect. Buyer and Parent have the full legal right, power and authority to enter into this Agreement.

3.2 Capitalization.

(a) The authorized capital stock of Parent consists of 125,000,000 shares of Class A Common Stock, $.001 par value per share, of which 8,042,389 shares of Class A Common Stock are issued and outstanding; and 75,000,000 shares of Class B Common Stock, $.001 par value per share, of which 45,076,066 shares are issued and outstanding, and 1,000,000 shares of Preferred Stock, $.001 par value per share, of which none are issued and outstanding. All issued and outstanding shares of the Parent’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights.

(b) The membership interests in Buyer shall be held solely by Parent and The First American Corporation or one of its Affiliates.

(c) Parent has full legal right, power and authority to issue the FADV Shares (as defined in Section 4.2(a)(iii) hereof) to Seller pursuant to this Agreement.

3.3 Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of Buyer or Parent is, or will be, entitled to any commission or broker’s or finder’s fees from any

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of the Parties or from any of their Affiliates, in connection with any of the transactions contemplated by this Agreement.

3.4 Litigation. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the knowledge of Buyer or Parent any investigation by) any Governmental Entity or other instrumentality or agency, pending, or, to the knowledge of Buyer or Parent, threatened, against or affecting Buyer or Parent which would materially and adversely affect the right or ability of the Buyer and Parent to enter into this Agreement and to consummate the transactions contemplated hereunder, including the purchase of the Common Stock hereunder. Buyer and Parent are not subject to any judgment, order or decree entered in any lawsuit or proceeding which would materially and adversely affect the right or ability of Buyer and Parent to enter into this Agreement and to and to consummate the transactions contemplated hereunder, including to purchase the Common Stock hereunder.

3.5 Compliance with Laws. Buyer and Parent are and have been in full compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to so comply would not, individually or in the aggregate, materially and adversely affect the right or ability of Buyer and Parent to enter into this Agreement and to consummate the transactions contemplated hereunder, including the purchase of the Common Stock hereunder.

3.6 Securities Law Matters. Parent filed a Registration Statement on Form S-4 (Registration No. 333-106680), as amended (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) on June 30, 2003, registering four million (4,000,000) shares of Class A Common Stock, $.001 par value per share, of Parent (the “Registered Stock”). The Registration Statement has remained effective since the date first declared effective by the SEC. The Registered Stock has been duly authorized in accordance with the Registration Statement and a sufficient number of shares of authorized but unissued Registered Stock has been reserved for sale and registered under the Registration Statement for the issuance of the FADV Shares to Seller in accordance with Section 4.2(a)(iii). Parent shall use its reasonable best efforts to register or qualify the FADV Shares under such federal or state blue sky securities laws as may be reasonably necessary or advisable to consummate the transactions contemplated by this Agreement. The transactions contemplated by this Agreement qualify as a transaction under Rule 145(a), promulgated by the SEC under the Securities Act of 1933, as amended. Parent has submitted all required disclosures and filings to the SEC, including any required amendments and supplements thereto.

3.7 Consents and Approvals; No Violations. The execution and delivery of this Agreement by Buyer and Parent and the consummation of the transactions contemplated hereby by Buyer and Parent will not (a) violate any provision of their articles of incorporation or bylaws, or certificate of formation (or equivalent organization documents), as the case may be, (b) violate any statute, ordinance, rule, regulation, order or decree of any court or any Governmental Entity applicable to Buyer or Parent , or (c) require Buyer or Parent to make any filing with, or obtain any permit, consent or approval of, or provide any notice to, any Governmental Entity having authority over Buyer or Parent, other than under the Hart-Scott-Rodino Antitrust Improvements Act of 1999 (“Hart-Scott-Rodino”) and any original or supplemental prospectuses required to be filed under applicable federal, or state blue sky, securities laws.

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SECTION 4.

THE TRANSACTION

4.1 Sale of Common Stock.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign, transfer and deliver to Buyer on the Closing Date, and the Buyer agrees to purchase the Original 75% Shares and, in accordance with Section 4.2(a)(iv) hereof, RaaBoom agrees to sell, assign, transfer and deliver to Buyer the Additional 25% Shares.

(b) The certificates representing the Original 75% Shares, and, upon the sale, assignment, transfer and delivery to Buyer pursuant to Section 4.2(a)(iv), the Additional 25% Shares, shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank, by Seller or RaaBoom, as the case may be.

(c) Seller and RaaBoom agree to cure any deficiencies with respect to the endorsement of the certificate or certificates representing any shares of the Common Stock, or with respect to the stock power accompanying any such certificates.

4.2 Purchase Price.

(a) The aggregate consideration for the purchase of the Stock shall be (a) ONE HUNDRED FIFTY MILLION US DOLLARS (US$150,000,000) (the “Purchase Price”) plus or minus the aggregate amount of any adjustments pursuant to Sections 4.3 below, for the acquisition of the Original 75% Shares, and (b) an exclusive right and obligation to purchase the Additional 25% Shares, for additional consideration in accordance with Section 4.2(a)(v), in each case to be paid to Seller (or his designee or transferee of the Additional 25% Shares) in immediately available funds, and without offset under any other agreement between the Parties or their Affiliates, during the three (3) years immediately following the Closing Date. The Purchase Price with respect to the Original 75% Shares, shall be delivered to Seller in the manner set forth below and be comprised of the following:

(i) ONE HUNDRED MILLION US DOLLARS (US$100,000,000) in cash delivered on the Closing Date;

(ii) THIRTY MILLION US DOLLARS (US$30,000,000) in the form of a Thirty Million Dollar Subordinated Promissory Note (“Promissory Note”), delivered on the Closing Date, payable in twenty (20) fixed quarterly amortizing principal payments over a period of five years, bearing accrued interest at an annual floating interest rate equal to the prime rate, as set forth in The Wall Street Journal, from time to time. The Promissory Note shall be subordinate in payment to all “Senior Debt” (as such term is defined in the Subordination Agreement) of the Parent pursuant to the terms of the Subordination Agreement.

(iii) TWENTY MILLION US DOLLARS (US$20,000,000) in Class A common stock, $0.001 par value, of Parent (the “FADV Shares”) delivered within five business days of the Closing Date. The value of each FADV Share to be delivered in connection with the transaction will be determined as of the third (3rd) Trading Day preceding the Closing Date and will be based on the average closing price, to the fourth (4th) decimal place, of FADV Shares on

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the NASDAQ for the ten (10) trading days preceding such third (3rd) Trading Day (the “Average Price”). A “Trading Day” for the purposes of this Agreement means a day on which the NASDAQ is open for at least one-half of its normal business hours.

(iv) Buyer agrees to purchase the Additional 25% Shares from RaaBoom, in accordance with the following schedule:

(A) Within the earlier of thirty (30) days of the completion of the annual audit or one hundred twenty (120) days of December 31, 2006, 850 shares of the Common Stock (comprising approximately Eight and One-Half Percent (8.5%) of the Common Stock);

(B) Within the earlier of thirty (30) days of the completion of the annual audit or one hundred twenty (120) days of December 31, 2007, 850 shares of the Common Stock (comprising approximately Eight and One-Half Percent (8.5%) of the Common Stock); and

(C) Within the earlier of thirty (30) days of the completion of the annual audit or one hundred twenty (120) days of December 31, 2008, 800 shares of the Common Stock (comprising approximately Eight Percent (8.0%) of the Common Stock. The shorter of the thirty (30) days following the completion of each annual audit or the one hundred twenty (120) days following each of December 31, 2006, December 31, 2007 and December 31, 2008 are each referred to herein as an “Exercise Period.”

provided, however, that Seller (or his designee or transferee of the Additional 25% Shares) or Buyer may elect, by providing written notice to the other within the forty-five (45) day period immediately prior to the final day of each of the first two Exercise Periods, of either’s desire to carry over and postpone the sale of the portion of the Additional 25% Shares then scheduled to be sold to Buyer until the Exercise Period in the following year, at the Additional Purchase Price (as defined below) as determined in such following year in accordance with Section 4.2(a)(v) hereof. If both parties mutually agree to such postponement of any Exercise Period, the purchase of the Additional 25% Shares shall be postponed until the subsequent Exercise Period. For so long as both Buyer and Seller (or his designee or transferee of the Additional 25% Shares) mutually agree, any Exercise Period can continue to be postponed until the next Exercise Period or beyond the next Exercise Period.

(v) The formula to be used in determining the amount of consideration for the purchase of the remaining capital stock of the Company (the “Additional Purchase Price”) during the Exercise Periods shall be calculated as follows:

(A) If the EBITDA of the Company for the twelve (12) month period immediately prior to an Exercise Period (the “Current EBITDA Period”) is less than 110% of the EBITDA of the Company for twelve (12) month period prior to the Current EBITDA Period, then the Additional Purchase Price shall be the product of: (i) 8; (ii) the value of the Company’s EBITDA for the prior 12 month period preceding the first day of the Exercise Period; and (iii) the applicable percentage of additional capital stock being acquired; provided, however, that, if the Parties have not mutually agreed to postpone the

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applicable Exercise Period, any amounts distributed, during such Exercise Period as dividends earned with respect to such Exercise Period, by the Company to Seller (or his designee or transferee of the Additional 25% Shares), to the extent that such dividends were not due on the Additional 25% Shares still owned by Seller (or his designee or transferee of the Additional 25% Shares) as of the preceding January 1st, shall be deducted from such Additional Purchase Price.

(B) If the EBITDA of the Company for the Current EBITDA Period is greater than or equal to 110% but less than 120% of the EBITDA of the Company for the twelve (12) month period prior to the Current EBITDA Period, then the Additional Purchase Price shall be the product of: (i) 10; (ii) the value of the Company’s EBITDA for the prior 12 month period preceding the first day of the Exercise Period; and (iii) the applicable percentage of additional capital stock being acquired; provided, however, that, if the Parties have not mutually agreed to postpone the applicable Exercise Period, any amounts distributed, during such Exercise Period as dividends earned with respect to such Exercise Period, by the Company to Seller (or his designee or transferee of the Additional 25% Shares), to the extent that such dividends were not due on the Additional 25% Shares still owned by Seller (or his designee or transferee of the Additional 25% Shares) as of the preceding January 1st, shall be deducted from such Additional Purchase Price.

(C) If the EBITDA of the Company for the Current EBITDA Period is greater than or equal to 120% of the EBITDA of the Company for the twelve (12) month period prior to the Current EBITDA Period, then the Additional Purchase Price shall be the product of: (i) 12; (ii) the value of the Company’s EBITDA for the prior 12 month period preceding the first day of the Exercise Period; and (iii) the applicable percentage of additional capital stock being acquired; provided, however, that, if the Parties have not mutually agreed to postpone the applicable Exercise Period, any amounts distributed, during such Exercise Period as dividends earned with respect to such Exercise Period, by the Company to Seller (or his designee or transferee of the Additional 25% Shares), to the extent that such dividends were not due on the Additional 25% Shares still owned by Seller (or his designee or transferee of the Additional 25% Shares) as of the preceding January 1st, shall be deducted from such Additional Purchase Price.

provided, however, that, if the Parties have not mutually agreed to postpone the applicable Exercise Period, interest shall accrue on the Additional Purchase Price for any Exercise Period, at an annual floating rate equal to the prime interest rate from time to time as published in The Wall Street Journal, from the commencement of such Exercise Period through the date when the Additional Purchase Price is paid to Seller.

(vi) For purposes of this Agreement, (“EBITDA”) of the Company means, for any period, without duplication, (i) the sum of (A) the consolidated net income of the Company for such period and (B) the sum of all interest expense, provision for taxes, amortization of intangible assets, depreciation of tangible assets and other non-cash expenses of the Company that were deducted in arriving at such net income for such period less (ii) the amount of all non-cash gains of the company that were added in arriving at such net income for such period plus (iii) the amount of all non-cash losses of the Company that were deducted in arriving at such net

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income for such period plus (iv) the amount of parent company corporate overhead allocated to the Company that was deducted in arriving such net income for such period (for the avoidance of doubt, parent company corporate overhead shall not include direct employee related expenses for employees of the Company such as 401(k) matching contributions, medical plan expenses and other similar expenses, all of which shall be reflected in calculating net income) plus (v) the amount of all costs incurred directly by the Company and in complying with the internal management control requirements of Section 404 of the Sarbanes-Oxley Act of 2002, to the extent such direct costs were deducted in arriving at such net income for such period.

In determining such EBITDA:

(A) EBITDA shall be computed without regard to “extraordinary items” of gain or loss;

(B) EBITDA shall not include any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business, and shall be computed as if the business were being run consistent with the ordinary course of business in the fiscal year immediately prior to the Closing; and

(C) EBITDA shall be computed without regard to any acquisition of assets or securities of an entity for purposes of a business combination.

(vii) Deductions shall not be made for management fees, business development expenses initiated and/or incurred by Buyer, general overhead expenses or other intercompany charges, of whatever kind or nature, charged by Buyer to the Company, including without limitation intercompany discounts for services rendered by the Company (that is, the costs of any such services, for purposes of such EBITDA calculations only, shall be assumed to be paid as if the contract for such services was negotiated in an arm’s length transaction), except for expenses equal to an amount of One Hundred US Dollars (US$100.00) per month for each full-time employee of the Company, for the actual costs of accounting services and, the cost of, to the extent, Buyer or Parent is performing bona fide services for the Company and such other services costs are no greater than the amount paid by the Company for such services prior to the Closing Date, for such services.

(viii) The EBITDA of the Company shall be determined promptly after the close of each Fiscal Year by Parent’s internal accountants. Copies of its report setting forth its computation of the EBITDA of the Company shall be submitted in writing to Seller (or his designee or transferee of the Additional 25% Shares) and Buyer and, unless Seller notifies the Buyer within forty-five (45) days after receipt of the report that they object to the computation of EBITDA set forth therein, the report shall be binding and conclusive for the purposes of this Agreement. Seller shall have access to the books and records of the Company and to Buyer’s work papers during regular business hours to verify the computation of EBITDA made by Buyer.

(ix) If Seller (or his designee or transferee of the Additional 25% Shares) notifies Buyer in writing within forty-five (45) days after receipt of Buyer’s report that it objects to the computation of EBITDA set forth therein, the amount of EBITDA for the fiscal year to which

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such report relates shall be determined by negotiation between Seller and Buyer. If Seller (or his designee or transferee of the Additional 25% Shares) and Buyer are unable to reach agreement within thirty (30) business days after such notification, the determination of the amount of such EBITDA amount in question shall be submitted to a mutually agreeable third-party firm of independent certified public accountants (“Special Accountants”) for determination, and shall be binding and conclusive on the parties. If the Special Accountants determine that the EBITDA has been understated by five percent (5%) or more, then Buyer shall pay the Special Accountants’ fees, costs and expenses. If EBITDA has been understated by less than five percent (5%), or has been overstated in any amount, then Seller (or his designee or transferee of the Additional 25% Shares) shall pay the Special Accountants’ fees, costs and expenses.

4.3 Working Capital.

(a) As soon as reasonably practicable following the Closing Date, and in no event more than ninety (90) days after the Closing Date, Parent, at its expense, shall prepare and deliver to Seller, a statement as of the Closing Date, which provides reasonable detail with respect to the various components of Working Capital, as defined below (the “Closing Statement”).

(b) If it is determined in the Closing Statement that the Working Capital of the Company is less than Zero US Dollars (US$0) as of the Closing Date (“Minimum Working Capital”), then the principal amount outstanding under either the Promissory Note for Seller shall, automatically and without any further action by Seller, or Buyer, be equally reduced by the amount by which the Working Capital is less than the Minimum Working Capital and any accrued or amortized interest attributable to such amount shall be eliminated (the “Adjustment Amount”). Notwithstanding the above, Seller agrees that the amount of Working Capital left in the Company as of the Closing shall include at least One Million US Dollars (US$1,000,000) in cash. The entire amount of such Working Capital left in the Company shall be paid back to Seller in cash within sixty (60) days of the Closing Date, together with interest thereon, accruing from the Closing Date, at an annual floating rate equal to the prime interest rate as published in The Wall Street Journal, unless both Buyer and Seller mutually agree to extend the payment for up to an additional thirty (30) days.

(c) As used in this Section 4.3, the following terms shall have the meanings set forth below:

“Working Capital” means an amount equal to the Working Capital Assets minus the Working Capital Liabilities, as of the close of business on the Closing Date.

“Working Capital Assets” means the assets of the Company as of the close of business on the Closing Date, including, without limitation, the following: (i) all line items set forth on the “Summary Balance Sheet” under “Current Assets”; (ii) all deposits and prepaid fees, including client retainers, and other prepaid expenses (but only to the extent that Buyer will obtain the benefit thereof); (iii) all accounts receivable; and (iv) all security deposits with respect to the Company’s real property lease.

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“Working Capital Liabilities” means the current liabilities of the Company as of the close of business on the Closing Date, including, without limitation, (i) all line items set forth on the Summary Balance Sheet under “Current Liabilities”; (ii) accounts payable; and (iii) accrued expenses. Working Capital Liabilities shall not include shareholder debt and bank debt, which shall be satisfied in full prior to the Closing Date.

Working Capital Assets and Working Capital Liabilities shall be determined on a combined basis in accordance with GAAP.

4.4 Closing. The closing of the purchase and sale of the Original 75% Shares hereunder (the “Closing”) shall take place on or before November 7, 2005 (the “Closing Date”) at 10:00 a.m. PST at the offices of LeBoeuf, Lamb, Greene & MacRae LLP, One Embarcadero Center, Suite 400, San Francisco, California 94111, or at such other location as the Parties may mutually agree.

SECTION 5.

CERTAIN COVENANTS

5.1 Conduct of Business Prior to Closing. Except as otherwise expressly contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Seller shall cause the Company to conduct its operations only according to the Ordinary Course, to preserve intact its business organizations, to use its reasonable best efforts to keep available the services of its key officers and employees and maintain satisfactory a relationship with material licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with it. Notwithstanding the immediately preceding sentence, during the period from the date of this Agreement to the Closing Date, except as may be first approved in writing by Buyer and Parent, Seller shall cause the Company to: (a) refrain from amending or modifying its articles of incorporation and bylaws (or equivalent organizational documents) from their respective forms on the date of this Agreement; (b) refrain from increasing any bonus plan, salaries, or other compensation to any director, officer, employee, manager, member or shareholder or entering into any employment, severance, or similar agreement with any director, officer, or employee; (c) refrain from adopting or increasing any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any of its employees, except as may be required by applicable law or to preserve favorable tax treatment; (d) refrain from entering into and/or amending any contract except Contracts in the Ordinary Course; (e) refrain from increasing its Indebtedness, except in the Ordinary Course; (f) refrain from accelerating, terminating, modifying, or canceling any agreement, Contract, lease, or license (or series of related agreements, Contracts, leases, and licenses) to which the Company is a party or by which any of them is bound, except in the Ordinary Course; (g) refrain from canceling or waiving any claim or right of substantial value; (h) refrain from redeeming, purchasing or acquiring any of its securities; (i) refrain from making any change in accounting methods or practices, except as required by law or GAAP; (j) refrain from issuing or selling any shares of capital stock, as the case may be, or any other securities, or issuing any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe to, or entering into any Contract with respect to the issue and sale of, any interest in itself or any other securities, or making any other changes in its capital structure; (k) refrain from selling, leasing

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or otherwise disposing of any material asset or property; (l) refrain from making any capital expenditure or commitment therefor, except in the Ordinary Course; (m) refrain from writing off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course charged to applicable reserves; (n) make back-up copies of the Sites no less frequently than every fourteen (14) days and store such back-up copies in a safe and secure environment, fit for the back-up such media, and are not located at the same location of the web server; (o) to the extent not included in clauses (a) through (n) above, refrain from taking any of the actions described in Section 2.20; and (p) refrain from agreeing in writing, or otherwise, to do any of the foregoing.

5.2 Exclusive Dealing. During the period from the date of this Agreement to the Closing Date, Seller shall not permit the Company to take any action or to authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, the Company or Seller, as the case may be, to, directly or indirectly, (a) offer to sell the Company, in whole or in part, or offer to enter into any transaction similar to any other aspect of the transactions contemplated hereby; (b) agree to sell the Company, in whole or in part, to, or agree to enter into any transaction similar to any other aspect of the transactions contemplated hereby with any Person or group other than Buyer or its designee; (c) make or assist anyone else in making any proposal to purchase the Company or to enter into any transaction similar to any other aspect of the transactions contemplated hereby; (d) encourage, solicit or initiate discussions or negotiations with or provide any information to, any Person or group other than Buyer concerning any merger, consolidation, sale of assets, sale of securities or acquisition of beneficial ownership of any securities of the Company or any transaction similar to any other aspect of the transactions contemplated hereby; or (e) otherwise knowingly take any action which would prejudice the ability of Buyer to complete the transactions contemplated hereby.

5.3 Due Diligence.

(a) Buyer and Parent may, prior to the Closing Date, directly or through its representatives and advisers, review the properties, books and records of the Company and its financial and legal condition to the extent Buyer and Parent deems necessary or advisable to familiarize itself with such properties and other matters; such review shall not, however, affect the representations and warranties made by Seller in this Agreement or the remedies of Buyer and Parent for breaches of those representations and warranties. Seller shall cause the Company to permit Buyer, Parent and their representatives to have reasonable access during normal business hours upon reasonable advance notice to Seller to the business operations, properties, and all the books and records of the Company, and to cause the officers of the Company to furnish Buyer and Parent with such financial and operating data and other information with respect to the business, properties and customers of the Company as Buyer and Parent shall from time to time reasonably request. Notwithstanding the foregoing, Buyer and Parent shall not directly or indirectly contact the employees, customers or suppliers of the Company, without the prior written consent of Seller.

(b) In the event of a termination of this Agreement, Buyer and Parent shall keep confidential any material information obtained from the Company and its agents concerning the finances, properties, operations and business of the Company until the same ceases to be material

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and, at the request of the Company or Seller, shall return to the Company all copies of any schedules, statements, documents or other written information obtained in connection therewith.

(c) Seller shall cause the Company to deliver or cause to be delivered to Buyer such additional instruments, documents, certificates and opinions as Buyer may reasonably request for the purpose of (i) verifying the information set forth in this Agreement and on any Schedule or Exhibit attached hereto, and (ii) consummating or evidencing the transactions contemplated by this Agreement.

5.4 Best Efforts. Until such time as this Agreement is terminated pursuant to Section 7.1, each of Buyer and Seller shall, and Seller shall cause the Company to, cooperate and use his or its respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including his or its respective reasonable best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts with the Company as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the transactions contemplated hereby.

5.5 Plans. Subject to the requirements, if any, of applicable law and obtaining approvals, if any, of Governmental Entities, prior to the Closing Date, Seller shall cause the Company to take all actions necessary to provide for the cancellation or termination, effective prior to the Closing, of any 401(k) or profit sharing plan of the Company and provide Buyer evidence of such cancellation or termination prior to the Closing Date.

5.6 Tax Covenants. From and after the date of this Agreement and until the Closing, Seller shall not cause or permit the Company to file, or cause to be filed, any amended Tax Returns or claims for refund without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Seller agrees to cause the Company, from and after the date of this Agreement and until the Closing Date, to (i) prepare and timely file the final Tax Return of the Company in a form reasonably acceptable to Buyer, which preparation and filing shall occur Post-Closing on or before the due date set forth by the relevant taxing authorities; (ii) prepare all Tax Returns in a manner which is consistent with the past practices of the Company with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency would not or may not materially increase Buyer’s or the Company’s liability for Taxes for any period; (iii) refrain from incurring any material liability for Taxes other than in the ordinary course of business or from making any material tax election; and (iv) refrain from entering into any settlement or closing agreement with a taxing authority that increases or may increase the Tax liability of the Company for any period without the consent of Buyer, which consent shall not be unreasonably withheld or delayed.

5.7 Board of Directors. On or before the Closing Date, the number of directors constituting the entire Board of Directors of the Company shall have been fixed at four (4) and the following four (4) persons shall have been elected, effective upon the Closing Date, as the directors and shall each hold such position as of the Closing Date: Robert Afshar and three additional Persons whose names shall be provided to Seller by Parent prior to the Closing.

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5.8 Satisfaction of Accrued Vacation. Seller shall be responsible for all accrued vacation, sick, personal time or other personnel-related benefits and expenses that accrued prior to the Closing Date and such accrued expenses shall be deducted from the Working Capital as of the Closing.

5.9 Payment of Audit/Tax Fees. Seller and Buyer shall each be responsible for a portion of the audit fees incurred in connection with this Agreement, including fees incurred for tax services performed or to be performed in connection with this Agreement. Seller’s responsibility under this Section 5.9 shall be for the first Fifty Thousand US Dollars (US$50,000.00) of such fees incurred, and Buyer’s responsibility under this Section 5.9 shall be for all such fees in excess of Fifty Thousand US Dollars (US$50,000.00).

5.10 Prospectus Supplement. Parent shall use its best efforts to file the Prospectus Supplement required, in connection with the transactions contemplated by this Agreement, by Rule 424(b)(c)(3) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission no more than forty-eight (48) hours after the Closing.

SECTION 6.

CONDITIONS PRECEDENT

6.1 Conditions of all Parties. The obligation of each of the Parties to consummate the transactions contemplated hereby is subject to the satisfaction or waiver by such Party on or before the Closing, of the following conditions precedent:

(a) Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any Governmental Entity which prohibits or restrains the consummation of the transactions contemplated by this Agreement and the other Related Documents and which is in effect on the Closing Date.

(b) Statutes; Governmental Approvals. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement and the other Related Documents; all governmental and other consents and approvals necessary to permit the consummation of the transactions contemplated by the Related Documents shall have been received; any waiting period (and any extension thereof) in connection with the foregoing shall have expired or been terminated.

(c) No Litigation. As of the Closing Date, no action or proceedings shall have been threatened or instituted before a court or other Governmental Entity or by any public authority challenging the legality of the transactions contemplated by this Agreement and the other Related Documents, or restraining or prohibiting the consummation of the transactions contemplated by this Agreement and the other Related Documents.

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6.2 Conditions of Buyer and Parent. The obligations of Buyer and Parent to consummate the transactions contemplated hereby and in the other Related Documents is additionally subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

(a) Truth of Representations and Warranties. The representations and warranties of Seller contained herein shall be true and accurate in all material respects, in each case at and as of the date of this Agreement and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of another date (in which case such representation and warranty shall be true and accurate in all material respects as of such date) or as expressly provided for in this Agreement), and Seller shall have delivered to Buyer a certificate dated the Closing Date, to such effect.

(b) Performance of Agreements. All of the agreements of Seller to be performed pursuant to this Agreement at or prior to the Closing shall have been duly performed in all material respects, and Seller shall have delivered to Buyer a certificate, dated the Closing Date, to such effect.

(c) Articles and Bylaws. Seller shall have delivered to Buyer (i) a copy of the articles of incorporation, including all amendments thereto, of the Company, certified by the Secretary of State of California, as being true and correct and in effect on the Closing Date; (ii) a copy of the bylaws, including all amendments thereto, of the Company, certified by the Secretary of the Company as being true and correct and in effect on the Closing Date; and (iii) a certificate from the Secretary of State or other appropriate official in California to the effect that the Company is in good standing or validly existing in such State.

(d) No Material Adverse Effect. Between December 31, 2004 and the Closing Date, there shall not have occurred a Material Adverse Effect on the Company.

(e) Proceedings. As of the Closing Date, all corporate proceedings of the Company, if any, to be taken in connection with the transactions contemplated by this Agreement, the other Related Documents and all documents incident hereto and thereto shall be reasonably satisfactory in form and substance to Buyer, and Buyer shall have received copies of all such documents and other evidences as it may reasonably request in order to establish the consummation of such transactions and the taking of all corporate proceedings in connection therewith.

(f) Related Documents. Each of the following agreements (such agreements, together with this Agreement, the “Related Documents”) shall have been duly executed and delivered by the parties (other than Buyer) thereto:

(i) An Employment Agreement between Seller and the Company substantially in the form attached hereto as Exhibit A;

(ii) An Investor Questionnaire from Seller in the form attached hereto as Exhibit B;

(iii) A Non-Competition Agreement and Non-Solicitation Agreement between Parent and Seller substantially in the form attached hereto as Exhibit C;

35	STOCK PURCHASE AGREEMENT

(iv) A Thirty Million US Dollar (US$30,000,000) Subordinated Promissory Note between Buyer and Seller in the form attached hereto as Exhibit D;

(v) Subordination Agreement between Parent, Seller and Bank of America in the form attached hereto as Exhibit E;

(vi) Evidence of termination of the Company’s 401(k) Plan.; and

(vii) Shareholders’ Agreement between Buyer. Seller and the Company in the form attached hereto as Exhibit F.

(g) Corporate Record Books. Seller shall have delivered to Buyer the original corporate record books and stock record books of the Company.

(h) Consents and Approvals. All third party consents, waivers and approvals, including any pre-merger notifications under Hart-Scott-Rodino; necessary to permit the consummation of the transactions contemplated by this Agreement and the operation of the Company in the Ordinary Course following the Closing shall have been obtained and written evidence thereof shall have been delivered to the Buyer.

(i) Company Financial Statements. Seller shall have delivered to Buyer the Company Financial Statements.

(j) Resignation Letters. Seller shall have delivered to Buyer the resignation letters of all members of the boards of directors of the Company and all of the officers of the Company indicated by Buyer on a written list delivered to Seller ten (10) days prior to the Closing Date, together with an acknowledgment that they have no prior or present claim whatsoever against the Company in connection with so acting as directors and/or officers.

(k) The Company shall have terminated the employment of all Persons (whether employed on a full-time, part-time, consulting or other basis) requested by Buyer in writing at least twenty (20) days prior to the Closing.

(l) Seller shall have formed RaaBoom for the purpose of contributing the Additional 25% Shares and shall have entered into the Operating Agreement and other corporate governance agreements in a form agreeable to Buyer. A copy of the executed Operating Agreement is attached hereto as Exhibit I.

6.3 Conditions of Seller and RaaBoom. The obligations of Seller and RaaBoom to consummate the transactions contemplated hereby and in the other Related Documents are additionally subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

(a) Truth of Representations and Warranties. The representations and warranties of Buyer and Parent contained herein shall be true and accurate in all material respects, in each case at and as of the date of this Agreement and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of another date (in which case such

36	STOCK PURCHASE AGREEMENT

representation and warranty shall be true and accurate in all material respects as of such date) or as expressly provided for in this Agreement), and Buyer and Parent shall have delivered to Seller a certificate dated the Closing Date, to such effect.

(b) Performance of Agreements. All of the agreements of Buyer and Parent to be performed pursuant to this Agreement at or prior to the Closing shall have been duly performed in all material respects, and Buyer and Parent shall have delivered to Seller a certificate, dated the Closing Date, to such effect.

(c) Proceedings. As of the Closing Date, all corporate proceedings of Buyer or Parent, if any, to be taken in connection with the transactions contemplated by this Agreement, the Related Documents and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received copies of all such documents and other evidences as they may reasonably request in order to establish the consummation of such transactions and the taking of all corporate proceedings in connection therewith.

(d) Related Documents. Each of the Related Documents shall have been duly executed and delivered by the parties thereto (other than Seller and the Company).

(e) FADV Shares. Parent shall have drafted instructions to its transfer agent in writing (a copy of which shall have been delivered to Seller and which shall be provided to said transfer agent promptly after the Closing Date) to issue and deliver to Seller a stock certificate representing the FADV Shares, such shares having been registered pursuant to the Registration Statement and in accordance with all applicable federal and state blue sky securities laws, and shall be listed on NASDAQ promptly following the Closing Date.

(f) No Material Adverse Effect. Between December 31, 2004 and the Closing Date, there shall not have occurred a Material Adverse Effect on Buyer or Parent.

SECTION 7.

TERMINATION

7.1 Events of Termination. This Agreement may be terminated prior to the Closing Date (a) at any time by mutual written agreement of the Parties; (b) in whole and not in part by Buyer by written notice to Seller if the conditions set forth in Sections 6.1 and 6.2 hereof shall not have been complied with or performed on or prior to December 31, 2005 hereof (or such later date as the Parties may have agreed to in writing) in any material respect and Buyer shall not have materially breached any of its representations, warranties, covenants or agreements contained herein; (c) in whole and not in part by Seller by written notice from Seller to Buyer if the conditions set forth in Sections 6.1 and 6.3 hereof shall not have been complied with or performed on or prior to December 31, 2005 hereof (or such later date as the Parties may have agreed to in writing) in any material respect and Seller shall not have materially breached any of his representations, warranties, covenants or agreements contained herein; (d) by Buyer or Seller, by written notice to the other Parties, if a court of competent jurisdiction or other governmental entity shall have issued a final, non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; (e) by Buyer, by written notice to

37	STOCK PURCHASE AGREEMENT

Seller, if, as a condition to receiving the approval of the transactions contemplated by this Agreement by any Governmental Entity, Buyer or any of its Subsidiaries or Affiliates shall be required to, or required to agree to, (i) divest, sell or hold separate or agree to license to its competitors, before or after the Closing Date, any of Buyer’s, its Subsidiaries’ or Affiliates’, or the Company’s businesses, product lines, properties or assets, (ii) make any material changes or accept material restrictions in the operation of such businesses, product lines, properties or assets or (iii) make any changes or accept any restrictions in any of Buyer’s, its Subsidiaries’ or Affiliates’, or the Company’s businesses, product lines, properties, assets, or to this Agreement or the transactions contemplated hereby; or (f) by either Party on or prior to November 30, 2005.

7.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 7.1, all further obligations of the Parties hereto under this Agreement (other than pursuant to Sections 5.3(b), 10.2 and 10.3, which shall continue in full force and effect) shall terminate without further liability or obligation of any Party to any other Party hereunder; provided, however, that no Party shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (a) willful failure of such Party to have performed its obligations hereunder and (b) any knowing material misrepresentation made by such Party of any matter set forth herein.

SECTION 8.

INDEMNIFICATION

8.1 Survival of Representations. The representations and warranties of the Parties contained in Sections 2 and 3 (and in any Schedule or Exhibit attached hereto or certificate delivered in connection with the Closing) are made only as of the date of this Agreement and as of the Closing Date. Such representations and warranties shall survive two years; provided, however, that (a) the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 2.23, 3.1, 3.2, and 3.3 shall survive indefinitely and (b) the representations and warranties contained in Sections 2.13 and 2.19 shall survive until ninety (90) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).

8.2 Indemnification.

(a) Seller agrees to indemnify and hold Buyer, and their Subsidiaries and Affiliates (including, after the Closing, the Company) and each of their respective partners, directors, officers, members, managers, stockholders, employees and agents and any successors thereto (each, a “Buyer Indemnified Party”) harmless, on an after-tax basis, from and against any and all claims, losses, liabilities, disbursements, obligations, damages, costs, interest and out-of-pocket expenses (including reasonable attorney fees) (collectively, “Losses”) suffered, incurred or paid, directly or indirectly, as a result of or arising out of the failure of any representation or warranty made by Seller in Section 2 (other than Section 2.13, which for the avoidance of doubt shall be governed by Section 9.4) of this Agreement (or in any Schedule or Exhibit attached hereto or certificate delivered by Seller in connection with the Closing) to be true and correct in all material respects as of the date hereof and as of the Closing Date.

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(b) Buyer agrees to indemnify and hold Seller harmless, on an after-tax basis, from any and all Losses suffered, incurred or paid, directly or indirectly, as a result of or arising out of the failure of any representation or warranty made by Buyer in Section 3 of this Agreement (or in any Schedule or Exhibit attached hereto or certificate delivered by Buyer in connection with the Closing) to be true and correct in all material respects as of the date hereof and as of the Closing Date.

(c) The obligations to indemnify and hold harmless pursuant to this Section 8.2 shall survive the consummation of the transactions contemplated by this Agreement for the time periods set forth in Section 8.1, except for claims for indemnification asserted (i) prior to the end of such periods, which claims shall survive until final resolution thereof and (ii) with respect to any fraudulent or intentional breach of a representation and warranty.

(d) The obligations to indemnify and hold harmless pursuant to this Section 8.2 and pay Taxes pursuant to Section 9 shall, in the aggregate, be limited to Seventy-Five Million US Dollars (US$75,000,000); and no Person shall be entitled to recovery for Losses pursuant to either of such Sections until the total amount of Losses indemnifiable under such Section exceeds One Hundred Thousand US Dollars (US$100,000) (the “Basket”); provided that to the extent the amount of Losses exceeds the Basket, the Indemnified Party shall be entitled to recover the amount of the Basket as well as the amount of Losses in excess of the Basket Amount. Notwithstanding the foregoing, (i) in no event shall Seller be liable for indemnification and obligations under this Agreement, or entitled to indemnification under this Agreement, in each case in an aggregate amount in excess of the value of the Purchase Price actually received by it hereunder, and (ii) the limitations on indemnification contained in this Section 8.2(d) shall not apply to Losses that result from willful fraud or fraudulent misrepresentation of a Party or, with respect to any particular Seller, the willful fraud or fraudulent misrepresentation of such Seller.

(e) Buyer shall have no right, under this Section 8 or Section 9, to set off any claim, in whole or in part, against the Promissory Note or the Additional Purchase Price, except for an Agreed Claim as defined in Section 8.4(d). The exercise of such right of setoff by Buyer in good faith, whether ultimately determined to be justified or not, will not constitute an event of default under the Promissory Note. Neither the exercise of, nor the failure to exercise such right of setoff, will constitute an election of remedies by Buyer.

(f) In no event shall any of the Parties hereto be liable to the other for any incidental, consequential, indirect or special losses or damages.

8.3 “Off-the-Shelf” Software Losses. Notwithstanding the Basket, Seller shall defend, indemnify and hold harmless the Buyer Indemnified Parties from and against, and pay or reimburse them for, any and all Losses, from the first dollar, resulting from or arising out of any claim, matter, action, suit, demand for payment or other liability with respect to or arising out of any Losses incurred in connection with the use and maintenance of the “off-the-shelf” software products and licenses.

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8.4 Indemnification Procedure.

(a) Promptly after the incurring of Losses by any Party or other Person entitled to indemnification under this Section 8 (each, an “Indemnified Party”), including any claim by a third party described in Sections 8.3(c) and 8.3(d) which might give rise to indemnification hereunder, the Indemnified Party shall promptly deliver a certificate containing the information described below (a “Certificate”) to the Party that is required to indemnify such Indemnified Party under Section 8 (such indemnifying party, the “Indemnifying Party”); provided, however, that delivery of a Certificate to Seller by any Indemnified Party seeking indemnification from Seller shall be deemed to be the delivery of a Certificate to Seller. Each Certificate shall:

(i) state that the Indemnified Party has paid or properly accrued Losses or reasonably anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid, properly accrued or is estimated to be paid, the basis for any anticipated liability and the nature of the misrepresentation, inaccuracy or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled under Section 8.2 of this Agreement.

(b) In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the 30-day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then such dispute shall be settled by arbitration in San Diego, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. There shall be three arbitrators who shall be chosen jointly by the Parties, or, in the event the Parties cannot agree on the arbitrators, the arbitrators shall be selected by the American Arbitration Association. The arbitrators shall be attorneys (i) whose primary practice area comprises mergers and acquisitions, and (ii) with at least ten years of practice experience. Each Party shall pay the fees of his or its own attorneys and the expenses of his or its witnesses, and all other fees and costs shall be borne equally by the Buyer on the one hand and Seller on the other; provided, however, the prevailing party shall be reimbursed for his or its reasonable attorney’s fees and costs. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction and no Party shall object to the entry of such award.

(c) Promptly after the assertion by any third party of any claim against any Indemnified Party that, in the judgment of such Indemnified Party, may result in the incurring by such Indemnified Party of Losses for which such Indemnified Party would be entitled to

40	STOCK PURCHASE AGREEMENT

indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnifying Party a written notice describing in reasonable detail such claim and:

(i) in the event that the Indemnified Party is a Buyer Indemnified Party, such Indemnifying Party may, at its option, assist in the defense of the Buyer Indemnified Party against such claim at its own expense; provided, however, that such Indemnifying Party shall have no right to assume or control the defense of such claim. A Buyer Indemnified Party shall employ its own counsel in any such action or claim and to control the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party. The Buyer Indemnified Party shall not be entitled to indemnification from any Indemnifying Party for any settlement of any such action or claim effected without the written consent of the Indemnifying Party, but if settled by the Buyer Indemnified Party with the consent of the Indemnifying Party, or if there be a final judgment adverse to the Buyer Indemnified Party in any such action, the Indemnifying Party shall indemnify and hold harmless each Buyer Indemnified Party from and against any loss or liability by reason of such settlement or judgment subject to the limits specified in Section 8.2(d).

(ii) in the event that the Indemnified Party is one or more Seller or another Person entitled to indemnification from the Buyer under Section 8.2(b) (each, a “Seller Indemnified Party”), Buyer may at its option assume the defense of the Seller Indemnified Party against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Seller Indemnified Party) and the payment of expenses. A Seller Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Buyer unless (x) the Buyer shall have failed, within a reasonable time after having been notified by the Seller Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (y) the employment of such counsel has been specifically authorized in writing by the Buyer or (z) the named parties to any such action (including any impleaded parties) include both such Seller Indemnified Party and the Buyer and such Seller Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Seller Indemnified Party which are not available to the Buyer, or available to the Seller Indemnifying Party, but the assertion of which would be adverse to the interests of the Buyer. The Buyer shall not be liable to indemnify Seller Indemnified Party for any settlement of any such action or claim effected without the written consent of the Buyer, but if settled with the written consent of the Buyer, or if there be a final judgment adverse to the Seller Indemnified Party in any such action, the Buyer shall indemnify and hold harmless Seller Indemnified Party from and against any loss or liability by reason of such settlement or judgment subject to the limits specified in Section 8.2(e).

(d) Claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.3(b), claims for Losses the validity and amount of which have been the subject of arbitral determination as described in Section 8.3(b) and claims for Losses the validity and amount of which shall have

41	STOCK PURCHASE AGREEMENT

been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying Party, as described in Section 8.3(c) are hereinafter referred to as “Agreed Claims.” Within thirty (30) business days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated in writing by the Indemnified Party not less than three (3) business days prior to such payment.

SECTION 9.

TAX MATTERS

9.1 Payment of Taxes.

(a) Seller shall be responsible and liable for the timely payment of any and all Taxes imposed on or with respect to the properties, income and operations of the Company for all Pre-Closing Periods, including the portion of the taxable period beginning on or before the Closing Date and ending after the Closing Date (the “Overlap Period”) up to and including the Closing Date. In addition, Seller shall pay to Buyer the amount of any Taxes allocated to Seller pursuant to Section 9.1(b) below (to the extent that Seller are liable therefor and to the extent not already paid by Seller on or before the Closing Date) on or prior to five (5) business days prior to the due date of such Taxes. Buyer shall be solely responsible for, and shall pay on a timely basis, any and all Taxes with respect to the income, properties and operations of the Company for all periods other than the Pre-Closing Period and the Overlap Period as set forth in Section 9.1 (b) below (the “Post-Closing Period”). Within sixty (60) days of Closing Seller, agrees to provide Buyer with a proposed federal income tax return (the “Proposed Tax Return”) for the period commencing January 1, 2005 up to and including the Closing Date. Upon request, the documentation and computation materials relied upon to create the Proposed Tax Return shall be provided to Buyer and Parent. Upon receipt of the Proposed Tax Return, Buyer shall provide copies of it to its tax and financial advisors who will cooperate with Seller to determine whether the Proposed Tax Return is consistent with the Tax Return to be filed by Buyer for fiscal year 2005. The Parties agree to mutually cooperate with one another and work with each of their respective advisors to reach agreement on inconsistencies between the Proposed Tax Return and the Tax Return prepared by Buyer.

(b) All Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to the Overlap Period shall be apportioned between Seller and Buyer as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Company as though the taxable year of the Company terminated at the close of business on the day prior to the Closing Date. Seller shall be liable for Taxes of the Company which are attributable to the portion of the Overlap Period ending on and including the day prior to the Closing Date and Buyer shall be liable for Taxes of the Company which are attributable to the portion of the Overlap Period beginning on the Closing Date.

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9.2 Transfer Taxes. All transfer, sales and use, value added, registration, documentary, stamp and similar Taxes imposed in connection with the sale of the Common Stock or any other transaction that occurs pursuant to this Agreement shall be borne by Seller.

9.3 Indemnification for Taxes. Notwithstanding any provision to the contrary contained in this Agreement, Seller agrees to indemnify, defend and hold harmless Buyer Indemnified Parties on an after-tax basis against (i) all Taxes imposed on or asserted against the properties, income or operations of the Company or for which the Company may otherwise be liable, for all Pre-Closing Periods and (ii) all Taxes imposed on the Company or for which the Company may be liable, as a result of any transaction contemplated by this Agreement. Notwithstanding any provision to the contrary contained in this Agreement, Buyer shall indemnify, defend and hold harmless Seller on an after-tax basis against any Taxes imposed on or asserted against the properties, income or operations of the Company or for which the Company may otherwise be liable, for all Post-Closing Periods.

SECTION 10.

MISCELLANEOUS

10.1 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of a Person, the Party making such representation confirms that such Person (or in the case of the Company, Seller has made due and diligent inquiry as to the matters that are the subject of such representations and warranties and that the representation or warranty is made to the best knowledge, information and belief of such Person (or in the case of the Company, Seller).

10.2 Expenses.

(a) Except as expressly provided herein, each Party shall bear its own (i) costs incurred as a result of the transfer of the Common Stock, including payments to third parties, if any, to obtain their consent to such transfer and (ii) professional fees and related costs (including fees and costs of accountants, attorneys, benefits specialists, tax advisors and appraisers) incurred by it in connection with the preparation, execution and delivery of this Agreement and the Related Documents and the transactions contemplated hereby or thereby.

(b) Notwithstanding anything to the contrary, all legal, accounting, investment banking and other expenses of Seller and/or the Company in connection with the transactions contemplated by this Agreement shall be the responsibility of Seller and shall not be, and shall not become, liabilities of the Company, and shall not be assumed in any way whatsoever by Buyer or any of its Affiliates.

10.3 Confidentiality. Subject to the requirements of applicable law and regulations, including obligations of the Buyer under the securities laws of the United States and under the rules and regulations of NASDAQ, each Party shall maintain in confidence (a) the provisions of this Agreement and (b) all information received from another Party as a result of any due diligence investigation conducted relative to the execution of this Agreement and shall use such information only in connection with evaluating the transactions contemplated hereby. The obligation of confidentiality and non-use shall not apply to any information which (i) is or

43	STOCK PURCHASE AGREEMENT

becomes generally available to the public through no fault of the receiving party; (ii) is independently developed by the receiving party; or (iii) is received in good faith from a third party who is lawfully in possession of such information and has the lawful right to disclose or use it. Notwithstanding the preceding sentence, Buyer, Seller and the Company (and each employee, representative and other agent of Buyer, Seller and the Company) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to Buyer, Seller and/or the Company relating to such tax treatment and tax structure. This Section is intended to reflect the understanding of Buyer, Seller and the Company that this transaction has not been offered under “conditions of confidentiality” as that phrase is used in Treasury Regulation §§ 1.6011-4(b)(3)(i) and 301.6111-2(c)(i), and shall be interpreted in a manner consistent therewith.

10.4 Board of Directors; Voting; Composition; Shareholders’ Agreement. As of the Closing Date, the Company shall nominate for election as a director of the Company and Seller and Buyer, as the sole shareholders of the Company as of the Closing Date, agree to vote all of their respective shares of Common Stock now or hereafter directly or indirectly owned (of record or beneficially) by such shareholder, in such manner as may be necessary to elect (and maintain in office) as members of the Company’s Board of Directors, the following four (4) individuals: (i) three (3) individuals designated by Buyer from time to time in a writing delivered to the Company by Buyer; and (ii) one (1) individual designated by Seller from time to time in a writing delivered to the Company by Seller. The Parties shall have also entered into the Shareholders’ Agreement.

10.5 Governing Law; Jurisdiction.

(a) THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE, EXCLUSIVE OF CONFLICTS OF LAWS PRINCIPLES.

Subject to the mandatory arbitration provisions contained herein, the parties hereto hereby submit to the jurisdiction of the State and Federal courts in California and any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in such courts. By execution and delivery of the Agreement, each of the Parties to this Agreement consents to the exclusive jurisdiction of the aforesaid courts, waives any objection to venue therein and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Process in any such proceeding may be served on any Party hereto anywhere. The prevailing party in any such proceeding shall be entitled to an award of its attorney’s fees, paralegal fees, costs and expenses incurred in connection therewith (including in connection with any appeals).

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10.6 Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by facsimile or by registered or certified mail, postage prepaid, or overnight delivery, addressed as follows:

(a)	If to Parent, to:

First Advantage Corporation

One Progress Plaza

Suite 2400

St. Petersburg, Florida 33701

Facsimile:         727-214-3409

Attention:         Julie Waters, General Counsel

If to Buyer, to:

First Advantage Corporation

One Progress Plaza

Suite 2400

St. Petersburg, Florida 33701

Facsimile:         727-214-3409

Attention:         Julie Waters, General Counsel

(b)	If to Seller:

Robert Afshar

343 Sansome Street

Suite 800

San Francisco, California 94104

If to RaaBoom:

RaaBoom LLC

343 Sansome Street

Suite 800

San Francisco, California 94104

Attention:         Robert Afshar

or such other address or number as shall be furnished in writing by any such Party, and such notice or communication shall, if properly addressed, be deemed to have been given as of the date so delivered, sent by facsimile or five business days after deposit into the U.S. mail.

10.7 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

10.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

10.9 Entire Agreement. This Agreement, including the other Related Documents and the other documents referred to herein and in the Exhibits and Schedules hereto which form a

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part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

10.10 Amendments. This Agreement may not be amended or modified orally, but only by an agreement in writing signed by the Parties.

10.11 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

10.12 Third Party Beneficiaries. Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused their names to be hereunto subscribed by their duly authorized signatories as of the day and year first above written.

LEADCLICK HOLDING COMPANY, LLC	ROBERT AFSHAR:

By:
Name:
Title:

FIRST ADVANTAGE CORPORATION	RAABOOM LLC

By:	By:
Name:	Name:
Title:	Title:

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

47

EXHIBIT A

FORM OF

EMPLOYMENT AGREEMENT

A-1

EXHIBIT B

FORM OF

INVESTOR QUESTIONNAIRE

A-2

EXHIBIT C

FORM OF

NON-COMPETITION AGREEMENT AND NON-SOLICITATION AGREEMENT

B-1

EXHIBIT D

FORM OF

$30,000,000 PROMISSORY NOTE

EXHIBIT E

FORM OF

SUBORDINATION AGREEMENT

EXHIBIT F

FORM OF

SHAREHOLDERS’ AGREEMENT

EXHIBIT G

SELLER’S SCHEDULE OF EXCEPTIONS

EXHIBIT H

BUYER’S AND PARENT’S SCHEDULE OF EXCEPTIONS

EXHIBIT I

OPERATING AGREEMENT